Scholastic Reports Fiscal 2024 Third Quarter Results
Consolidated Trade Sales Increased 7%

Announced Agreement to Invest in 9 Story Media Group, Expanding Opportunities to Build and Monetize Global Children’s IP

Over $60 Million Returned to Shareholders in Third Quarter

New York – March 21, 2024 – Scholastic Corporation (NASDAQ: SCHL), the global children’s publishing, education and media company, today reported financial results for the Company’s fiscal third quarter ended February 29, 2024.

Peter Warwick, President and Chief Executive Officer, said, “Last quarter Scholastic’s continued successes in children’s book publishing and entertainment demonstrated our leadership in building beloved children’s franchises and brands. In Trade Publishing, multiple new releases expanded Scholastic’s presence on bestseller lists, including Heroes: A Novel of Pearl Harbor by Alan Gratz and the latest titles in our popular graphic novel series HeartstopperTM by Alice Oseman, Wings of FireTM by Tui Sutherland, Amulet by Kazi Kibuishi and The Baby-Sitters Club® by Ann Martin. Looking ahead, we are excited about the next title in Dav Pilkey’s Dog Man® series, as well as other frontlist titles publishing this year. Following the success of the live-action Goosebumps® TV debut last fall, based upon R.L. Stine’s worldwide bestselling Scholastic book series and co-produced by Scholastic Entertainment, Disney announced it has greenlit a second season of the hit series for Disney+®.

“We are thrilled to significantly broaden the scope of our 360° content creation strategy, which taps the virtuous circle from page to screen back to page, with our recently announced agreement to invest in 9 Story Media Group, acquiring 100% of the economic interest in the company. This strategic investment in a leading creator, producer and distributor of premium animated and live-action children’s content significantly grows Scholastic’s footprint in children’s media as well as opportunities to build and monetize Scholastic’s trusted global brand, best-selling publishing and unique distribution channels, reaching kids where they are and creating more value for our shareholders.

“In line with our expectations, Scholastic experienced modest revenue declines and higher losses in our seasonally small third quarter, reflecting the continued impact of the currently complex environment in U.S. schools on our School Reading Events and Education divisions. During the quarter, Scholastic returned over $60 million to shareholders through repurchases and our regular dividend, demonstrating our confidence in the business. As we begin our largest and most profitable quarter of the year with strong expectations, we are affirming our revised fiscal 2024 guidance. Scholastic remains committed to executing on our long-term strategy, investing in content and capabilities to drive growth, maintaining a strong, efficient balance sheet, and returning capital to shareholders, as we build on our unique strengths as the world’s largest and most trusted publisher and distributor of children’s books and media.”

Fiscal 2024 Q3 Review

In $ millions (except per share data)	Third Quarter		Change
	Fiscal 2024	Fiscal 2023	$	%
Revenues	$323.7	$324.9	$(1.2)	0%

Operating income (loss)	$(34.9)	$(27.7)	$(7.2)	(26)%
Earnings (loss) before taxes	$(34.6)	$(26.2)	$(8.4)	(32)%
Diluted earnings (loss) per share	$(0.91)	$(0.57)	$(0.34)	(60)%

Operating income (loss), ex one-time items *	$(30.6)	$(27.7)	$(2.9)	(10)%
Diluted earnings (loss) per share, ex. one-time items *	$(0.80)	$(0.57)	$(0.23)	(40)%

Adjusted EBITDA *	$(7.2)	$(5.4)	$(1.8)	(33)%

* Please refer to the non-GAAP financial tables attached

Revenues were approximately level in the quarter at $323.7 million, a decrease of $1.2 million from $324.9 million in the prior year. Lower U.S. Book Clubs revenues of approximately $14.4 million related to the strategic repositioning of the business, were offset by strong trade publishing revenues in the U.S., Canada and the UK, which benefited from the sales of popular book series titles.

Operating loss increased 26.0% to $34.9 million in the quarter, including one-time items of $4.3 million, compared to $27.7 million a year ago, as anticipated. Excluding one-time items in the current period, operating loss increased 10%, reflecting higher spending on growth initiatives, partly offset by increased profitability from higher trade revenues, favorable freight costs in the U.S. markets and lower promotion costs in book clubs. Adjusted EBITDA (a non-GAAP measure of operations explained in the accompanying tables) decreased $1.8 million to a loss of $7.2 million.

Quarterly Results

Children’s Book Publishing and Distribution

In the fiscal third quarter, the Children’s Book Publishing and Distribution segment’s revenues decreased 5% to $193.6 million.

•Book Fairs revenues were $102.7 million, down slightly from the prior year period. The third fiscal quarter is a seasonally smaller quarter for the U.S. school channels.

•Book Clubs revenues were $13.3 million, a decline of 52% from the prior year period reflecting the impact of lower planned promotional spending on unprofitable offers.

•Consolidated Trade revenues were $77.6 million, up 7% from the prior year period primarily due to the continued positive impact from backlist sales from bestselling series like Hunger Games® and Five Nights at Freddy’sTM. New releases in popular graphic novel series as well as new titles from proven Scholastic authors drove improved frontlist sales. This was partially offset by lower revenues from the prior year delivery of the animated TV show "Eva the Owlet"TM based on the Owl DiariesTM book series.

Adjusted segment operating income was $2.7 million, excluding $3.5 million in one-time charges, compared to $1.9 million in the prior period, primarily related to lower freight costs and promotional spending.

Education Solutions

Education Solutions revenues were $68.5 million, a slight decrease from the prior year period, reflecting lower sales of supplemental instructional materials partially offset by higher state-sponsored program revenues.

Segment operating loss was $0.8 million, compared to operating income of $0.7 million in the prior period. The decrease was primarily due the on-going impact of increased spending on growth initiatives, partially offset by lower promotional spending.

International

Excluding the impact of foreign currency exchange, which on a net basis was insignificant for the quarter, International revenues increased 16% or $8.2 million as trade channel revenues in Canada and the U.K. improved on the strong performance of series titles including Hunger Games, Heartstopper, Five Nights at Freddy’s and Dog Man. Canada’s Book Fairs channel experienced increased fair count and improved revenue per fair, and India continued to experience modest growth.

Segment operating loss was $5.9 million, compared to $9.0 million in the prior period. The improvement was primarily driven by higher sales.

Overhead

Adjusted overhead costs were $26.6 million, excluding $0.8 million in one-time charges, compared to $21.3 million in the prior period. This increase primarily reflects favorable litigation settlements and certain legacy sales tax items, both of which benefited the prior year, partially offset by higher rental income.

Capital Position and Liquidity

In $ millions	Third Quarter		Change
	Fiscal 2024	Fiscal 2023	$	%
Net cash (used) provided by operating activities	$13.1	$7.6	$5.5	72%
Additions to property, plant and equipment and prepublication expenditures	(20.2)	(19.5)	0.7	4%
Free cash flow (use)*	$(7.1)	$(11.9)	$4.8	40%

Net cash (debt)*	$78.9	$193.6	$(114.7)	(59)%

* Please refer to the non-GAAP financial tables attached

Net cash provided by operating activities increased $5.5 million compared to the prior period, primarily driven by lower inventory purchasing and working capital usage, partially offset by lower customer remittances. Lower inventory spend reflects lower freight and manufacturing costs in addition to lower purchased quantities. Free cash flow use (a non-GAAP measure of operations explained in the accompanying tables) was $7.1 million in fiscal 2024, compared to free cash flow use of $11.9 million in the prior period, reflecting the lower working capital usage.

The Company distributed $6.1 million in dividends and repurchased 1,404,716 shares of its common stock for $54.2 million in the third quarter.

The Company’s Board of Directors has authorized an additional $54.6 million for repurchases of its common stock under the Company’s stock repurchase program, increasing the authorization to
$100.0 million. The Company expects to continue purchasing shares, from time to time as conditions allow, on the open market or in negotiated private transactions for the foreseeable future.

Fiscal Year-To-Date 2024 Review

In $ millions (except per share data)	Year-To-Date		Change
	Fiscal 2024	Fiscal 2023	$	%
Revenues	$1,114.8	$1,175.7	$(60.9)	(5)%

Operating income (loss)	$(32.7)	$14.3	$(47.0)	NM
Earnings (loss) before taxes	$(31.1)	$16.8	$(47.9)	NM
Diluted earnings (loss) per share	$(0.80)	$0.30	$(1.10)	NM

Operating income (loss), ex. one-time items *	$(22.1)	$14.3	$(36.4)	NM
Diluted earnings (loss) per share, ex. one-time items*	$(0.53)	$0.30	$(0.83)	NM

Adjusted EBITDA *	$46.2	$81.3	$(35.1)	(43)%

* Please refer to the non-GAAP financial tables attached

Revenues decreased 5% to $1,114.8 million year-to-date, primarily due to the headwinds in the retail market in the first quarter, which impacted the domestic and international trade publishing revenues, and the shifting timing of sales in Education Solutions. Revenues were also impacted by the strategic plan to reposition Book Clubs to a smaller, more profitable core.

Operating loss was $32.7 million year-to-date, including $10.6 million in one-time charges related to restructuring, cost-savings activities and acquisition costs, compared to operating income of $14.3 million a year ago, which did not include any one-time charges. Excluding one-time charges in the current period, operating loss in the year-to-date period increased $36.4 million from a year ago. Adjusted EBITDA (a non-GAAP measure of operations explained in the accompanying tables) decreased $35.1 million to $46.2 million. As expected, the continued shift in the overall seasonality of the Education Solutions segment sales, which significantly impacted the first quarter performance of this segment, coupled with continued investment in strategic initiatives and increased spending in the Book Fairs business to facilitate increased fair count resulted in the reduction in operating income.

Additional Information

To supplement our financial statements presented in accordance with GAAP, we include certain non-GAAP calculations and presentations including, as noted above, “Adjusted EBITDA” and “Free Cash Flow”. Please refer to the non-GAAP financial tables attached to this press release for supporting details on the impact of one-time items on operating income, net income and diluted EPS, and the use of non-GAAP financial measures included in this release. This information should be considered as supplemental in nature and not as a substitute for the related financial information prepared in accordance with GAAP.
Conference Call
The Company will hold a conference call to discuss its results at 4:30 p.m. ET today, March 21, 2024. Peter Warwick, Scholastic President and Chief Executive Officer, and Haji Glover, the Company’s Chief Financial Officer, Executive Vice President, will moderate the call.

The conference call and accompanying slides will be webcast and accessible through the Investor Relations section of Scholastic’s website, www.investor.scholastic.com. To access the conference call by phone, please go to this link (registration link), and you will be provided with dial in details. To avoid delays, we encourage participants to dial into the conference call fifteen minutes ahead of the scheduled start time. Shortly following the call, an archived webcast and accompanying slides from the conference call will also be posted at investor.scholastic.com.
About Scholastic
For more than 100 years, Scholastic Corporation (NASDAQ: SCHL) has been encouraging the personal and intellectual growth of all children, beginning with literacy. Having earned a reputation as a trusted partner to educators and families, Scholastic is the world's largest publisher and distributor of children's books, a leading provider of literacy curriculum, professional services, and classroom magazines, and a producer of educational and entertaining children's media. The Company creates and distributes bestselling books and e-books, print and technology-based learning programs for pre-K to grade 12, and other products and services that support children's learning and literacy, both in school and at home. With international operations and exports in more than 135 countries, Scholastic makes quality, affordable books available to all children around the world through school-based book clubs and book fairs, classroom libraries, school and public libraries, retail, and online. Learn more at www.scholastic.com.

Contact

Investors:
Jeffrey Mathews
(212) 343-6741, investor_relations@scholastic.com

Media:
Anne Sparkman
(212) 343-6657, asparkman@scholastic.com

Forward-Looking Statements

This news release contains certain forward-looking statements relating to future periods. Such forward-looking statements are subject to various risks and uncertainties, including the conditions of the children’s book and educational materials markets generally and acceptance of the Company’s products within those markets, and other risks and factors identified from time to time in the Company’s filings with the Securities and Exchange Commission. Actual results could differ materially from those currently anticipated.

SCHL: Financial

Table 1

Scholastic Corporation
Consolidated Statements of Operations
(Unaudited)
(In $ Millions, except shares and per share data)

	Three months ended		Nine months ended
	02/29/24	02/28/23	02/29/24	02/28/23
Revenues	$323.7	$324.9	$1,114.8	$1,175.7
Operating costs and expenses:
Cost of goods sold	148.7	161.1	512.8	566.0
Selling, general and administrative expenses (1)	194.8	178.0	592.1	554.4
Depreciation and amortization	14.6	13.5	42.1	41.0
Asset impairments and write downs (2)	0.5	—	0.5	—
Total operating costs and expenses	358.6	352.6	1,147.5	1,161.4
Operating income (loss)	(34.9)	(27.7)	(32.7)	14.3
Interest income (expense), net	0.6	1.4	2.4	2.3
Other components of net periodic benefit (cost)	(0.3)	0.1	(0.8)	0.2
Earnings (loss) before income taxes	(34.6)	(26.2)	(31.1)	16.8
Provision (benefit) for income taxes (3)	(8.1)	(6.9)	(7.3)	6.1
Net income (loss)	(26.5)	(19.3)	(23.8)	10.7
Less: Net income (loss) attributable to noncontrolling interest	—	(0.1)	—	0.1
Net income (loss) attributable to Scholastic Corporation	$(26.5)	$(19.2)	$(23.8)	$10.6
Basic and diluted earnings (loss) per share of Class A and Common Stock (4)
Basic	$(0.91)	$(0.57)	$(0.80)	$0.31
Diluted	$(0.91)	$(0.57)	$(0.80)	$0.30
Basic weighted average shares outstanding	29,052	33,682	29,906	34,178
Diluted weighted average shares outstanding	29,815	34,722	30,747	35,148

(1) In the three and nine months ended February 29, 2024, the Company recognized pretax costs related to its planned investment in 9 Story Media Group of $3.0 and pretax severance expense of $0.8 and $7.1, respectively, related to restructuring and cost-savings initiatives.

(2) In the three and nine months ended February 29, 2024, the Company recognized pretax asset impairment of $0.5 related to an early exit of a sales office lease.
(3) In the three and nine months ended February 29, 2024, the Company recognized a benefit of $1.1 and $2.7, respectively, for income taxes in respect to one-time pretax items.
(4) Earnings (loss) per share are calculated on non-rounded net income (loss) and shares outstanding. Recalculating earnings per share based on numbers rounded to millions may not yield the results as presented.

Table 2

Scholastic Corporation
Segment Results
(Unaudited)
(In $ Millions)

	Three months ended		Change		Nine months ended		Change
	02/29/24	02/28/23	$	%	02/29/24	02/28/23	$	%
Children’s Book Publishing and Distribution
Revenues
Books Clubs	$13.3	$27.7	$(14.4)	(52)%	$48.3	$91.6	$(43.3)	(47)%
Book Fairs	102.7	103.5	(0.8)	(1)%	372.1	372.6	(0.5)	0%
School Reading Events	116.0	131.2	(15.2)	(12)%	420.4	464.2	(43.8)	(9)%
Consolidated Trade	77.6	72.8	4.8	7%	268.8	282.8	(14.0)	(5)%
Total Revenues	193.6	204.0	(10.4)	(5)%	689.2	747.0	(57.8)	(8)%
Operating income (loss)	(0.8)	1.9	(2.7)	(142)%	68.5	85.0	(16.5)	(19)%
Operating margin	NM	0.9%			9.9%	11.4%

Education Solutions
Revenues	68.5	70.0	(1.5)	(2)%	215.5	223.2	(7.7)	(3)%
Operating income (loss)	(0.8)	0.7	(1.5)	NM	(13.7)	3.4	(17.1)	NM
Operating margin	NM	1.0%			NM	1.5%

International
Revenues	59.1	50.9	8.2	16%	202.8	205.5	(2.7)	(1)%
Operating income (loss)	(5.9)	(9.0)	3.1	34%	(6.1)	(5.8)	(0.3)	(5)%
Operating margin	NM	NM			NM	NM

Overhead
Operating income (loss)	(27.4)	(21.3)	(6.1)	(29)%	(81.4)	(68.3)	(13.1)	(19)%

Operating income (loss)	$(34.9)	$(27.7)	$(7.2)	(26)%	$(32.7)	$14.3	$(47.0)	NM
NM Not meaningful

Table 3

Scholastic Corporation
Supplemental Information
(Unaudited)
(In $ Millions)

Selected Balance Sheet Items
	02/29/24	02/28/23
Cash and cash equivalents	$110.4	$198.8
Accounts receivable, net	253.0	261.7
Inventories, net	282.5	367.5
Accounts payable	126.1	158.4
Deferred revenue	193.8	203.0
Accrued royalties	75.1	83.2
Lines of credit and current portion of long-term debt	31.5	5.2
Long-term debt	—	—
Total debt	31.5	5.2
Net cash (debt) (1)	78.9	193.6
Total stockholders’ equity	997.6	1,149.9

Selected Cash Flow Items
	Three months ended		Nine months ended
	02/29/24	02/28/23	02/29/24	02/28/23
Net cash provided by (used in) operating activities	$13.1	$7.6	$84.7	$28.9
Less:
Additions to property, plant and equipment	14.7	12.7	43.8	36.8
Prepublication expenditures	5.5	6.8	17.2	17.8
Free cash flow (use) (2)	$(7.1)	$(11.9)	$23.7	$(25.7)

(1) Net cash (debt) is defined by the Company as cash and cash equivalents, net of lines of credit and short-term debt plus long-term-debt. The Company utilizes this non-GAAP financial measure, and believes it is useful to investors, as an indicator of the Company’s effective leverage and financing needs.
(2) Free cash flow (use) is defined by the Company as net cash provided by or used in operating activities (which includes royalty advances) and cash acquired through acquisitions and from sale of assets, reduced by spending on property, plant and equipment and prepublication costs. The Company believes that this non-GAAP financial measure is useful to investors as an indicator of cash flow available for debt repayment and other investing activities, such as acquisitions. The Company utilizes free cash flow as a further indicator of operating performance and for planning investing activities.

Table 4

Scholastic Corporation
Supplemental Results
Excluding One-Time Items
(Unaudited)
(In $ Millions, except per share data)

	Three months ended
	02/29/2024			02/28/2023
	Reported	One-time items	Excluding One-time items	Reported	One-time items	Excluding One-time items
Diluted earnings (loss) per share (1)	$(0.91)	$0.11	$(0.80)	$(0.57)	$—	$(0.57)
Net income (loss) (2)	$(26.5)	$3.2	$(23.3)	$(19.2)	$—	$(19.2)
Earnings (loss) before income taxes	$(34.6)	$4.3	$(30.3)	$(26.2)	$—	$(26.2)

Children’s Book Publishing and Distribution (3)	$(0.8)	$3.5	$2.7	$1.9	$—	$1.9
Education Solutions	(0.8)	—	(0.8)	0.7	—	0.7
International	(5.9)	—	(5.9)	(9.0)	—	(9.0)
Overhead (5)	(27.4)	0.8	(26.6)	(21.3)	—	(21.3)
Operating income (loss)	$(34.9)	$4.3	$(30.6)	$(27.7)	$—	$(27.7)
	Nine months ended
	02/29/2024			02/28/2023
	Reported	One-time items	Excluding One-time items	Reported	One-time items	Excluding One-time items
Diluted earnings (loss) per share (1)	$(0.80)	$0.26	$(0.53)	$0.30	$—	$0.30
Net income (loss) (2)	$(23.8)	$7.9	$(15.9)	$10.6	$—	$10.6
Earnings (loss) before income taxes	$(31.1)	$10.6	$(20.5)	$16.8	$—	$16.8

Children’s Book Publishing and Distribution (3)	$68.5	$3.5	$72.0	$85.0	$—	$85.0
Education Solutions	(13.7)	—	(13.7)	3.4	—	3.4
International (4)	(6.1)	1.2	(4.9)	(5.8)	—	(5.8)
Overhead (5)	(81.4)	5.9	(75.5)	(68.3)	—	(68.3)
Operating income (loss)	$(32.7)	$10.6	$(22.1)	$14.3	$—	$14.3

(1) Earnings (loss) per share are calculated on non-rounded net income (loss) and shares outstanding. Recalculating earnings per share based on rounded numbers may not yield the results as presented.
(2) In the three and nine months ended February 29, 2024, the Company recognized a benefit of $1.1 and $2.7, respectively, for income taxes in respect to one-time pretax items.
(3) In the three and nine months ended February 29, 2024, the Company recognized pretax costs associated with its planned investment in 9 Story Media Group of $3.0 and pretax asset impairment of $0.5 related to an early exit of a sales office lease.

(4) In the nine months ended February 29, 2024, the Company recognized pretax severance of $1.2 related to restructuring and cost-savings initiatives.
(5) In the three and nine months ended February 29, 2024, the Company recognized pretax severance of $0.8 and $5.9, respectively, related to restructuring and cost-savings initiatives.

Table 5

Scholastic Corporation
Consolidated Statements of Operations - Supplemental
Adjusted EBITDA
(Unaudited)
(In $ Millions)

	Three months ended
	02/29/24	02/28/23
Earnings (loss) before income taxes as reported	$(34.6)	$(26.2)
One-time items before income taxes	4.3	—
Earnings (loss) before income taxes excluding one-time items	(30.3)	(26.2)
Interest (income) expense	(0.6)	(1.4)
Depreciation and amortization (1)	17.1	16.1
Amortization of prepublication costs	6.6	6.1
Adjusted EBITDA (2)	$(7.2)	$(5.4)

	Nine months ended
	02/29/24	02/28/23
Earnings (loss) before income taxes as reported	$(31.1)	$16.8
One-time items before income taxes	10.6	—
Earnings (loss) before income taxes excluding one-time items	(20.5)	16.8
Interest (income) expense	(2.4)	(2.3)
Depreciation and amortization (1)	49.2	48.3
Amortization of prepublication costs	19.9	18.5
Adjusted EBITDA (2)	$46.2	$81.3

(1) For the three and nine months ended February 29, 2024, amounts include depreciation of $0.5 and $1.7, respectively, recognized in cost of goods sold, amortization of deferred financing costs of $0.1 and $0.2, respectively, and amortization of capitalized cloud software of $1.9 and $5.2, respectively, recognized in selling, general and administrative expenses. For the three and nine months ended February 28, 2023, amounts include depreciation of $0.9 and $2.5, respectively, recognized in cost of goods sold, amortization of deferred financing costs of $0.1 and $0.2, respectively, and amortization of capitalized cloud software of $1.6 and $4.6, respectively, recognized in selling, general and administrative expenses.

(2) Adjusted EBITDA is defined by the Company as earnings (loss), excluding one-time items, before interest, taxes, depreciation and amortization. The Company believes that Adjusted EBITDA is a meaningful measure of operating profitability and useful for measuring returns on capital investments over time as it is not distorted by unusual gains, losses, or other items.

1